Exhibit 99.2
ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
     The following unaudited pro forma combined condensed statement of earnings for the three months ended March 31, 2006 combines the historical consolidated statements of earnings of Allergan, Inc. (“Allergan” or the “Company”) and Inamed Corporation (“Inamed”), giving effect to Allergan’s acquisition of Inamed as if the acquisition had occurred on January 1, 2006.
     On March 23, 2006, Allergan completed the acquisition of Inamed, a global healthcare company that develops, manufactures, and markets a diverse line of products, including breast implants, a range of dermal products to correct facial wrinkles and products for the treatment of obesity. The acquisition has been treated as a purchase business combination for accounting purposes, and as such, the Inamed assets acquired and liabilities assumed have been recorded at their respective fair values. The purchase price for the acquisition, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition (March 23, 2006). The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. The Company expects that all such goodwill will not be deductible for tax purposes.
     The allocation of purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for Inamed was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date (March 23, 2006). The Company engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets. Such a valuation requires significant estimates and assumptions, including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. The Company believes the fair values assigned to the assets acquired and liabilities assumed, respectively, are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available.
     Certain reclassifications have been made to conform Inamed’s historical amounts to Allergan’s presentation.
     The unaudited pro forma combined condensed statement of earnings is provided for informational purposes only. The unaudited pro forma combined condensed statement of earnings is not necessarily and should not be assumed to be an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. Furthermore, no effect has been given for synergistic benefits that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations. The unaudited pro forma combined condensed statement of earnings should be read in conjunction with the respective historical financial statements and the notes thereto that Allergan and Inamed have filed with the Securities and Exchange Commission.

ALLERGAN, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
For the three months ended March 31, 2006
(in millions, except per share amounts)

	Allergan	Inamed	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
Net sales	$615.2	$99.4	$—		$714.6
Other revenue	10.5	—	—		10.5

Total revenue	625.7	99.4	—		725.1

Operating costs and expenses
Cost of sales	101.6	26.7	2.1	(a)	130.4
Selling, general and administrative	274.0	48.9	(4.9)	(a)(b)(c)	318.0
Research and development	670.1	14.6	(562.8)	(h)	121.9
Amortization of acquired identifiable intangible assets	—	1.4	18.1	(d)	19.5
Restructuring charge	2.8	—	—		2.8

Operating (loss) income	(422.8)	7.8	547.5		132.5

Non-operating income (expense)
Interest income	9.2	0.8	(7.7)	(e)	2.3
Interest expense	(7.8)	(0.4)	(11.1)	(f)	(19.3)
Unrealized loss on derivative instruments, net	(1.0)	—	—		(1.0)
Merger expense, net	—	(2.6)	2.6	(b)	—
Other, net	(0.7)	0.6	—		(0.1)

(Loss) earnings before income taxes and minority interest	(423.1)	6.2	531.3		114.4
Provision for income taxes	21.9	1.7	(12.3)	(g)	11.3
Minority interest expense	(0.2)	—	—		(0.2)

Net (loss) earnings	$(444.8)	$4.5	$543.6		$103.3

(Loss) earnings per share:
Basic	$(3.29)			(i)	$0.69

Diluted	$(3.29)			(i)	$0.67

Weighted average shares outstanding (in millions):
Basic	135.1			(i)	150.8
Diluted	135.1			(i)	155.3
See Notes to Unaudited Pro Forma Combined Condensed Statement of Earnings

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
STATEMENT OF EARNINGS
Note 1 Basis of Presentation
     On March 23, 2006, Allergan completed the acquisition of Inamed. The acquisition was completed pursuant to an agreement and plan of merger, dated as of December 20, 2005 and subsequently amended as of March 11, 2006, by and among Allergan, its wholly-owned Delaware subsidiary Banner Acquisition, Inc. (“Banner”), and Inamed (the “Merger Agreement”). The acquisition was accomplished through an exchange offer made by Banner to exchange all outstanding Inamed shares for either $84.00 in cash per Inamed share or 0.8498 of a share of Allergan common stock per Inamed share, subject to proration so that 45% of the aggregate Inamed shares tendered were exchanged for cash and 55% of the aggregate Inamed shares tendered were exchanged for shares of Allergan common stock. In the exchange offer, Allergan paid approximately $1.31 billion in cash and issued 16,194,051 shares of common stock for Banner to acquire approximately 93.86 percent of Inamed’s outstanding common stock. Following the exchange offer, the remaining outstanding shares of Inamed common stock were acquired for approximately $81.7 million in cash and 1,010,576 shares of Allergan common stock through the merger of Banner with and into Inamed in a merger in which Inamed survived as Allergan’s wholly-owned subsidiary. As a final step in the plan of reorganization, as contemplated by the Merger Agreement, Allergan is planning to merge Inamed into Inamed, LLC, a wholly-owned subsidiary of Allergan, with Inamed, LLC surviving the merger.
     The consideration paid in the Inamed acquisition does not include shares of Allergan common stock and cash that were paid to former Inamed option holders for outstanding options to purchase shares of Inamed common stock, which were cancelled in the Inamed acquisition and converted into the right to receive an amount of cash equal to 45% of the “in the money” value of the option and a number of shares of Allergan common stock with a value equal to 55% of the “in the money” value of the option. Subsequent to the Inamed acquisition, Allergan issued 237,066 shares of common stock and paid $17.9 million in cash to satisfy its obligations to the Inamed option holders. The fair value of these shares of Allergan common stock and cash paid to option holders of Inamed common stock were included in the calculation of the purchase price.
     The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for the Inamed acquisition was allocated to tangible and intangible assets acquired and liabilities assumed based on their preliminary estimated fair values at the acquisition date (March 23, 2006). Allergan engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Allergan believes the fair values assigned to the assets acquired and liabilities assumed, respectively, are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available.
      The Inamed acquisition has been treated as a purchase business combination for accounting purposes, and as such, the Inamed assets acquired and liabilities assumed have been recorded at fair value. The purchase price for the Inamed acquisition, including transaction costs, has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill. Allergan expects that all such goodwill will not be deductible for tax purposes.
     The amount allocated to acquired in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of the closing of the Inamed acquisition (March 23, 2006), had not reached technological feasibility and had no alternative future use. The values of the research projects were determined based on analyses using cash flows to be generated by the products that result from the in-process projects. These cash flows were estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
STATEMENT OF EARNINGS (Continued)
establish a forecast of net cash flows arising from the in-process technology. These cash flows were substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. A preliminary estimate of $562.8 million was allocated to in-process research and development at the time of closing, which includes the estimated value of Inamed’s silicone gel filled breast implant technology for use in the United States ($490.2 million), Juvederm™, a non-animal based, cross-linked hyaluranic-acid dermal filler technology for use in the United States ($26.4 million) and Inamed’s BioEnterics Intragastric Balloon (BIB®) technology for use primarily in the United States ($46.2 million). The amounts allocated to in-process research and development are reflected in Allergan’s historical statement of earnings for the three months ended March 31, 2006, which is the period the acquisition was consummated.
     Allergan funded part of the cash portion of the purchase price by borrowing $825 million under a bridge credit facility. In April 2006 Allergan issued $800 million in 5.75% Senior Notes due 2016 and used the proceeds from this issuance to repay the borrowings under the bridge credit facility. For purposes of the unaudited pro forma combined condensed statement of earnings, the Senior Notes were assumed to have been issued on the date the Inamed acquisition was completed and no borrowings were assumed under the bridge credit facility.
     In connection with the acquisition, Inamed divested its exclusive U.S. sales rights to Reloxin®, a botulinum toxin Type A product that has not yet been approved for sale in the United States. The gain on the sale of Reloxin® is reflected in Inamed’s historical statement of earnings as a reduction of merger expense.
Note 2 Pro Forma Adjustments
(a)	To reclassify Inamed product warranty costs of $2.1 million from selling, general and administrative expense to cost of sales to conform to Allergan’s presentation.
(b)	To eliminate $4.9 million in pre-acquisition net merger costs that will not have an ongoing impact on the combined operations consisting of $2.3 million of selling, general and administrative expense and $2.6 million of merger expense. Merger expense is net of a $10.0 million gain on the sale of exclusive United States sales rights for Reloxin®. The elimination of these costs will not be tax affected for pro forma purposes as they are capitalizable under current tax regulations.
(c)	Reflects reduction of $0.1 million and $0.4 million in selling, general and administrative expenses related to the amortization of fair value adjustments to Inamed lease contracts and fixed assets, respectively.
(d)	Reflects amortization of $19.5 million for identified intangible assets based on the estimated fair values assigned to these assets at the date of acquisition and estimated useful lives of 15 years, 3 years, 5 years and 16 years for developed technology, customer relationships, trademarks and core technology, respectively, and the elimination of historical Inamed intangible amortization of $1.4 million.
(e)	Reflects lower interest income due to the use of $680.4 million of Allergan cash and equivalents to finance a part of the cash portion of the Inamed acquisition consideration, transaction costs and retirement of Inamed’s notes payable balance and assumes an interest rate based on Allergan’s historical average interest rate earned on cash of 4.50% for the 3 months ended March 31, 2006.
(f)	Reflects higher interest expense and amortization of debt issuance costs related to the issuance of $800 million of Senior Notes at an effective interest rate of 5.70% to finance a part of the cash portion of the Inamed acquisition consideration and transaction costs.
(g)	Represents the income tax effect of all unaudited pro forma combined condensed statement of earnings adjustments using an estimated effective tax rate of 28.0% for adjustments to the fair value of Inamed’s net assets and an estimated combined U.S. federal and state statutory rate of 39.0% applied to the interest income and expense adjustments.

ALLERGAN, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
STATEMENT OF EARNINGS (Continued)
(h)	Research and development expense in Allergan’s historical statement of earnings includes a $562.8 million charge that represents the portion of the purchase price allocated to acquired in-process research and development projects that, as of the closing date of the Inamed acquisition (March 23, 2006), had not reached technical feasibility and had no alternative future use. Because this expense is directly attributable to the Inamed acquisition and will not have a continuing impact, the charge is not reflected in the pro forma combined earnings.
(i)	Pro forma basic earnings per share is calculated by dividing the pro forma combined net earnings by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net earnings by the pro forma weighted average shares outstanding and dilutive potential weighted average shares outstanding. A reconciliation of the shares used to calculate Allergan’s historical basic and diluted earnings per share to shares used to calculate the pro forma basic and diluted earnings per share follows (in millions):

	Basic	Diluted
Shares used to calculate Allergan’s historical earnings per share	135.1	135.1
Additional dilutive shares assumed issued using the treasury stock method for outstanding options and the assumed conversion of convertible notes	—	4.5
Weighted average number of shares included in Allergan’s historical share count for the three months ended March 31, 2006 related to shares issued in connection with the acquisition of Inamed on March 23, 2006	(1.7)	(1.7)
Shares issued in connection with the acquisition of Inamed	17.4	17.4

Shares used to calculate pro forma earnings per share	150.8	155.3